Exhibit 24.0

                         CONSENT OF INDEPENDENT AUDITORS




Board of Directors
SiriCOMM, Inc.
Joplin, MO 64804


         We hereby consent to the incorporation by reference in this Registration Statement of SiriCOMM, Inc. (f/k/a Fountain Pharmaceuticals, Inc.) on Form S-8 of our report dated December 12, 2001, on the consolidated financial statements of SiriCOMM, Inc. (f/k/a Fountain Pharmaceuticals, Inc.) for the years ended September 30, 2001 and 2000, which are incorporated by reference into this Registration Statement, and to all references to our firm included in this Registration Statement filed with the Securities and Exchange Commission.


/s/ Aidman, Piser & Company, P.A.
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Aidman, Piser & Company, P.A.
Certified Public Accountants


Tampa, Florida
December 9, 2002